Exhibit 10.4
FIRST AMENDMENT TO
EMPLOYMENT LETTER
FIRST AMENDMENT, dated as of August 6, 2008 (this “ First Amendment”) to EMPLOYMENT LETTER, dated as of November 28, 2007 ( the “Employment Letter”) between A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (“Company”), and Joseph A. Jeffries (“Executive”). Capitalized terms used herein and not defined herein shall have the respective meanings set forth for such terms in the Employment Letter.
R E C I T A L S:
WHEREAS, Company and Executive have mutually agreed that certain provisions of the Employment Letter be amended, as set forth herein.
NOW, THEREFORE, intending to be legally bound hereby, it is agreed as follows:
Section 1. Addition of Appendix I. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Appendix I to the Employment Letter) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives if a Change of Control occurs, paragraphs 1 through 11 of the Employment Letter (except paragraph 9 which shall continue) shall be superseded by Appendix I.
Section 2. Title. The second sentence of paragraph 1 of the Employment Letter is amended to read in its entirety as follows: “Your title will be Executive Vice President and Chief Operating Officer.”
Section 3. Effectiveness. This Amendment shall be become effective as of the date hereof.
Section 4. Status of Employment Letter. This Amendment is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly set forth herein all of the terms, provisions and conditions of the Employment Letter shall continue in full force and effect and are not effected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Employment Letter to be duly executed and delivered as of the date first written above.

/s/ Joseph A. Jeffries
Date: August 6, 2008	EXECUTIVE

A.C. MOORE ARTS & CRAFTS, INC.
Date: August 6, 2008	By:	/s/ Rick A. Lepley
Rick A. Lepley
President and Chief Executive Officer

APPENDIX I
CHANGE OF CONTROL PROVISIONS
To Employment Letter of Joseph A. Jeffries
If a Change of Control (as defined in this Appendix I) of the Company occurs, paragraphs 1 through 11 of the Employment Letter (except paragraph 9 which shall continue) shall be superseded by this Appendix I.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Effective Date.
For the purpose of this Appendix I, the “Effective Date” shall mean the date on which a Change of Control (as defined in Section 2 of this Appendix I) occurs. Anything in the Employment Letter to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of the Employment Letter and this Appendix I, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
2. Change of Control. For the purpose of this Appendix I and the Employment Letter, a “Change of Control” shall mean:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
3. Employment Term; Sign-on Bonus; Relocation Benefits. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of the Employment Letter and this Appendix I, for the period commencing on the Effective Date and ending on the twelfth month anniversary of such date (the “Employment Term”). Such period may be extended in writing by the mutual agreement of the Company and Executive at any time prior to such anniversary. On the Effective Date Executive’s Sign-on Bonus and Relocation Benefits shall be deemed completely earned.

4. Terms of Employment.
(a) Position and Duties.
(i) During the Employment Term, (A) the Executive’s position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to him at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
(ii) During the Employment Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote Executive’s best efforts and Executive’s full business time and attention to the business and affairs of the Company and its subsidiaries. During the Employment Term it shall not be a violation of this Appendix I or the Employment Letter for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Appendix I and the Employment Letter. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(b) Compensation.
(i) Base Salary. During the Employment Term, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Term, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under the Employment Letter and this Appendix I. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in the Employment Letter and this Appendix I shall refer to Annual Base Salary as so increased. As used in this Appendix I, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(ii) Annual Bonus; Long-term incentive plan; Benefits. In addition to Annual Base Salary, the Executive shall be awarded, for each calendar year ending during the Employment Term, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s bonus under the Company’s annual bonus plans or any comparable bonus under any predecessor or successor plan or plans, for the last full calendar year prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such calendar year). Each such Annual Bonus shall be paid no later than March 15th of the calendar year next following the calendar year for which the Annual Bonus is awarded. Executive will continue to be eligible to participate in the Company’s long-term incentive plan as administered and determined by the Compensation Committee of the Board of Directors and to be entitled to receive benefits generally provided to officers of the Company consistent with the Company’s practices.

5. Termination of Employment.
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with this Appendix I and the Employment Letter of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Appendix I and the Employment Letter, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b) Cause. The Company may terminate the Executive’s employment during the Employment Term for Cause. For purposes of this Appendix I and the Employment Letter, “Cause” shall mean:
(i) the failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties; provided however, that Executive shall have one opportunity to cure the failure so identified for sixty days from the written demand, or
(ii) the engaging by the Executive in illegal conduct or gross misconduct, in either case, in violation of the Company’s Code of Ethical Business Conduct.
Any act, or failure to act, based upon authority given pursuant to a resolution duty adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a written notice from the Chief Executive Officer, a copy of which notice has been previously delivered to the Board of Directors, finding that, in the good faith opinion of the Chief Executive Officer, the Executive is guilty of the conduct described in subsection 5 (b)(i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Appendix I and the Employment Letter, “Good Reason” shall mean:
(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position, authority, duties or responsibilities as contemplated by Section 4(a) of this Appendix I, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Appendix I, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) of this Appendix I;
(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Appendix I; or
(v) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the this Appendix I and the Employment Letter in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(d) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the notice of termination, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.
(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Term, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate Executive’s employment for Good Reason:
(i) the Company shall pay to the Executive in a single lump sum payment in cash within 30 days after the Date of Termination the aggregate of the following amounts:
(A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, plus (2) the product of (I) the target Annual Bonus paid or payable, for the most recently completed calendar year during the Employment Term and (II) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365 (“Pro Rata Bonus”), plus (3) any compensation previously deferred by the Executive and not theretofore previously paid shall be paid in accordance with the terms of the plan pursuant to which deferral was made and (4) the amount equal to the Executive’s Annual Base Salary through the twelfth month anniversary of the Date of Termination.
(ii) The Company shall provide all benefits as are, from time to time, maintained for officers of the Company, including without limitation, medical and other insurance plans to the Executive through the twelfth month anniversary of the Date of the Termination of Executive’s employment pursuant to or, if not pursuant to, which are substantially equal to the Company’s insurance programs in effect and to the extent Executive participated immediately prior to the date of such termination, provided that if the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) applies to the provision of health insurance benefits for any part of the period of benefit continuation provided for by this paragraph, Executive will make all necessary elections and such benefits will run concurrently with and satisfy the continuation coverage requirements of this paragraph for the period to which COBRA applies.
No payment of any sum nor the receipt of any benefit shall be due to Executive under this Section 6(a) unless and until Executive shall have executed and delivered to the Company a release of any and all claims against the Company and its subsidiaries (and their respective present and former officers, directors, employees and agents — collectively the “Released Parties”) and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the “Release”) and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Executive’s having revoked such Release. In the event Executive shall decline or fail for any reason to execute and deliver such Release, the Executive shall be entitled to receive only those amounts provided pursuant to Section 6(d) provided for an Executive whose employment is terminated by the Company for Cause or by Executive without Good Reason.
(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Appendix I and the Employment Letter shall terminate without further obligations to the Executive’s legal representatives under this Appendix I and the Employment Letter, except that Executive, or Executive’s estate if applicable, shall be entitled to receive the sum of (i) Executive’s Annual Base Salary through the Date of Termination, (ii) Executive’s Pro Rata Bonus (as defined in Section 6(a)(i)(A)(2)) and (iii) the timely payment or provision of any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies. The amounts set forth in Section 6(b)(i) and (ii) shall be paid to the Executive’s estate, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Appendix I and the Employment Letter shall terminate without further obligations to the Executive, except that Executive shall be entitled to receive the sum of (i) Executive’s Annual Base Salary through the Disability Effective Date and (ii) Executive’s Pro Rata Bonus (as defined in Section 6(a)(i)(A)(2)) and (iii) the timely payment or provision of other benefits required to be paid or provided to Executive or which Executive is eligible to receive under any plan, program, practices or policies relating to disability of the Company and its affiliated Companies. The amounts set forth in Section 6(c)(i) and (ii) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or Executive voluntarily terminates employment without Good Reason during the Employment Term, this Appendix I and the Employment Letter shall terminate without further obligations to the Executive other than for the Executive’s Annual Base Salary through the Date of Termination and timely payment or provision of any other applicable benefits, in each case to the extent theretofore unpaid.
7. Options, SARs and Restricted Stock. All options to purchase and stock appreciation rights in common stock in the Company and the grants of common stock in the Company with vesting restrictions held by Executive on the date of a Change of Control shall immediately be deemed vested and the options and stock appreciation rights shall immediately become exercisable on the date of the Change in Control and Executive shall have until the end of the applicable original term of each such option and stock appreciation right to exercise such option and stock appreciation right; provided, however, that if Executive’s employment with the Company is terminated for any reason (other than Cause) after the Change in Control, Executive shall have until the earlier of (1) the end of the applicable original term of each such option and stock appreciation right and (2) 18 months after the Date of Termination to exercise each such option and stock appreciation right post-termination. In the event that Executive’s employment with the Company is terminated for Cause, all options, stock appreciation rights and unvested restricted stock held by Executive shall terminate immediately.
8. Nonexclusivity of Rights. Nothing in this Appendix I or the Employment Letter shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination of employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Appendix I and the Employment Letter.
9. Section 409A. In the event that an amount becomes payable to the Executive after his termination of employment, the Company shall determine whether such payment is subject to the requirements of Section 409A (a) (2)(A)(i) and Section 409A (a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the “Specified Employee Rule”). The Company shall make such determination and provide written notice thereof to the Executive prior to the earlier of the date that any such amounts would be paid to the Executive without regard to Code Section 409A or within 30 days after his termination of employment. Upon the request of the Executive, the Company agrees to promptly provide to him such information that the Executive may reasonably request with regard to its determination. In the event that the Company determines that an amount payable to the Executive after his termination of employment is subject to the Specified Employee Rule, then no distribution of such amount shall be made to the Executive on account of his separation from service before the date which is six (6) months after the date of his separation from service (or if earlier, the date of death of the Executive). The aggregate amount that would have been payable to the Executive but for the restrictions imposed by Section 409A shall be paid to the Executive as soon as permitted by Section 409A.